EXHIBIT 99.1

Sirna Contact	Sirna Media Contact	Archemix Contact	Archemix Media Contact
Howard W. Robin, CEO	Justin Jackson	Errol DeSouza, CEO	Davia B. Temin
Sirna Therapeutics, Inc.	Burns McClellan, Inc.	Archemix Corp.	Temin & Company
303-449-6500	212-213-0006	617-621-7700	212-588-8788

Sirna Therapeutics & Archemix Form Exclusive Aptamer Manufacturing Alliance

Wednesday July 28, 7:31 am ET

BOULDER, Colo. and CAMBRIDGE, Mass., July 28 /PRNewswire-FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI - News) and Archemix Corp. today announced that they have entered into an exclusive four-year process development, analytical development and manufacturing alliance for all of Archemix’s cGMP aptamers through Phase 2a clinical development. As part of this agreement, Sirna also granted Archemix a worldwide, perpetual, non-exclusive license to its intellectual property for the manufacture and commercialization of aptamers. In addition to payments for the manufacture of aptamers, Sirna will receive certain downstream consideration for the license granted to Archemix.

This agreement follows an October 2003 agreement between the companies that provided for Sirna to manufacture cGMP grade of Archemix’s anti-thrombin aptamer, ARC183, for preclinical, Phase 1 and Phase 2a studies. Based on the success of this earlier agreement, both companies agreed to enter into this expanded agreement to cover additional aptamers in Archemix’s development pipeline.

According to Nassim Usman, Ph.D., Senior Vice President and COO at Sirna Therapeutics, “Sirna’s mission is to develop nucleic acid therapeutics based on RNA interference (RNAi). One of Sirna’s strategic advantages is its expertise and intellectual property in the chemistry, process development and manufacturing of nucleic acids in general, and RNA in particular. Through our partnership and licensing agreement with Archemix, the leading aptamer therapeutics company, Sirna will generate revenues as Archemix develops and commercializes its aptamer products. Further, through such alliances, we continue to strengthen our manufacturing capabilities that are essential for the successful development of RNAi-based therapeutics.”

“Archemix is focused on discovering and developing aptamer therapeutics to address unmet medical needs in cancer, inflammation and cardio-vascular indications. The rapid progress we have made in advancing our pipeline has made it critical to have a reliable, long-term source of cGMP aptamers to support preclinical and clinical studies,” commented Marty Stanton, Executive Vice President at Archemix. “This agreement also provides us with full access to Sirna’s extensive expertise in RNA chemistry, analytical development and process development. Based on the success of our ARC183 manufacturing agreement with Sirna and Sirna’s leadership position in the field of RNA chemistry and technology, we felt confident that Sirna could best fill these needs, and could do so in a cost-effective manner while maintaining the highest standards of quality.”

About Sirna Therapeutics

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at http://www.sirna.com.

About Archemix

Archemix Corp. is a privately-held biopharmaceutical company based in Cambridge, Massachusetts. The company’s mission is to develop aptamers as a new class of directed therapeutics for the prevention and treatment of chronic and acute disease. Because of their unique properties, aptamers promise to provide a superior alternative to conventional therapeutic approaches and can potentially be used in a wide range of disease areas, including many of those currently addressed by protein-based therapeutics.

Archemix’s aptamer expertise is complemented by a dominant patent estate comprised of over 170 issued and 170 pending patents covering the identification and use of all new therapeutic aptamers. In addition to the company’s core aptamer technology, Archemix possesses strong expertise in both preclinical and clinical drug development. Further information on Archemix can be found at http://www.archemix.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information, please contact Howard W. Robin, CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or Justin Jackson of Burns McClellan, Inc., +1-212-213-0006, for Sirna Therapeutics, Inc.; or Errol DeSouza, CEO of Archemix Corp., +1-617-621-7700; or Davia B. Temin of Temin & Company, +1-212-588-8788, for Archemix Corp.

Source: Sirna Therapeutics, Inc.; Archemix Corp.